Exhibit 99.1


  CardioDynamics Appoints Ronald L. Merriman to Board of Directors;

          Financial Leader with over 30 Years of Experience in Healthcare & Life Sciences


    SAN DIEGO--(BUSINESS WIRE)--July 21, 2003--CardioDynamics (Nasdaq:CDIC), the innovator and leader of Impedance Cardiography
(ICG) technology and manufacturer of BioZ(R) noninvasive cardiac function monitoring systems, today announced the appointment of Ronald
L. Merriman to the company's Board of Directors at its Annual Shareholders Meeting held July 17, 2003.
    Merriman, who qualifies as an independent director under Nasdaq rules and as a financial expert under the Sarbanes-Oxley Act of 2002, will also serve as chairman of the company's Audit Committee.
    Merriman, a certified public accountant, recently served as managing director of the international law firm, O'Melveny & Myers LLP. Merriman retired in 1997 as vice chair of the Big Four global accounting firm, KPMG, following a 30-year career. He worked extensively with Fortune 500 companies' boards of directors, audit committees and senior management. Merriman was the senior partner in charge of KPMG's healthcare and life science sector, one of KPMG's five global business segments. Merriman was also a member of KPMG's management committee and served on the leadership team that repositioned KPMG to achieve record growth and profitability.
    "We are excited to have Ron join our Board of Directors," stated Michael K. Perry, chief executive officer of CardioDynamics. "In light of the current legislative initiatives regarding corporate governance, the addition of a seasoned director with a public accountancy background to our Audit Committee and Board further enhances our commitment to our shareholders. With Ron's extensive experience and track record of success, his appointment will add depth to our talented and exceptionally strong Board."

    About CardioDynamics:

    CardioDynamics (Nasdaq:CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The company's BioZ(R) Systems are being used by leading physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Medical Systems Information Technologies, Philips Medical Systems, and Vasomedical. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for disposables. For additional information or to request an investor package, refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the company's filings with the SEC, including its 2002 Form 10-K. The company does not undertake to update the disclosures contained in this press release.



    CONTACT: CardioDynamics
             Bonnie Ortega, 888-522-2342, Ext. 1005 (Investors) bortega@cardiodynamics.com
                 or
             Irene Paigah, 888-522-2342, Ext. 1012 (Media)
             ipaigah@cardiodynamics.com